99.1	News Release of Lee Enterprises, Incorporated dated August 19, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises receives second NYSE timetable

DAVENPORT, Iowa (Aug. 19, 2011) — As anticipated and previously disclosed, Lee Enterprises, Incorporated (NYSE: LEE), has received notification that it is in noncompliance with a second standard for continued listing on the New York Stock Exchange.

In a letter dated Aug. 15, 2011, the NYSE noted that as of Aug. 9, 2011, Lee was below criteria for a continued listing standard that requires average market capitalization of not less than $50 million over a 30 trading-day period or stockholders’ equity of not less than $50 million. The noncompliance stemmed from estimated impairment charges recorded in the June 2011 quarter. Lee will be required to submit a plan within 45 days for returning to compliance within 18 months.

Previously, the NYSE had notified Lee in July that it was below the NYSE’s continued listing standard for an average 30-day closing market price of at least $1 per share and would have until Jan. 8, 2012, to return to compliance.

Until Lee returns to compliance with the listing standards, the LEE stock symbol has been assigned a “.BC” indicator to denote that the company is below compliance with such standards.  An average 30-day closing market price of approximately $1.12 per share would bring Lee back into compliance with all applicable listing standards. On Aug. 18, 2011, Lee common stock closed at 72 cents per share.

Mary Junck, Lee chairman and chief executive officer, said Lee expects to return to compliance within the required timetables after successful completion of a comprehensive refinancing initiative.

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in its markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 21.6 million unique visitors in June 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100